Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-188345-04

April 14, 2014

The Connecticut Light and Power Company

Pricing Term Sheet

Issuer:	The Connecticut Light and Power Company
Security:	$250,000,000 4.30% First and Refunding Mortgage Bonds, 2014 Series A, due 2044
Maturity Date:	April 15, 2044
Coupon:	4.30%
Price to Public:	100.000%
Yield to Maturity:	4.30%
Benchmark Treasury:	3.75% due November 15, 2043
Spread to Benchmark Treasury:	+82 basis points
Benchmark Treasury Price / Yield:	104-31 / 3.48%
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2014
Redemption Provisions:	Make-whole call at any time prior to October 15, 2043 at a discount rate of Treasury plus 12.5 basis points and, thereafter at par
Trade Date:	April 14, 2014
Settlement Date*:	April 24, 2014
CUSIP / ISIN:	207597 EG6 / US207597EG65
Ratings**:	A2 (Moody’s); A (S&P); A (Fitch)
Joint Book-Running Managers:	Barclays Capital Inc. Goldman, Sachs & Co. Citigroup Global Markets Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.
Co-Manager:	Samuel A. Ramirez & Company, Inc.

* Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade bonds on the date hereof or the succeeding business day will be required, by virtue of the fact that the bonds initially will settle T+7 (on April 24, 2014) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of bonds who wish to trade bonds on the date hereof should consult their own advisors.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847 or Goldman, Sachs & Co. collect at (866) 471-2526 or by emailing prospectus-ny@ny.email.gs.com.